                                                                     EXHIBIT 3.8


                           ARTICLES OF INCORPORATION

                                       OF

                               SOUTHCO ICE, INC.


                                     * * *


                                  ARTICLE ONE

                The name of the Corporation is SOUTHCO ICE, INC.

                                  ARTICLE TWO

            The period of duration of the Corporation is perpetual.

                                 ARTICLE THREE

       The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

       The Corporation is authorized to issue an aggregate of 1,000 shares of stock, consisting of only one class (designated "Common Stock"), having a par value of $.01 per share. The shares of stock shall have identical rights and privileges in every respect.

       The Board of Directors is vested with authority to establish, from time to time, series of unissued shares of any class, to determine and fix the designation, preferences, limitations and relative rights, including voting rights, of the shares of each series so established. The preferences, limitations and relative rights of shares of the same class may vary in any respect between series, but all shares of the same series shall be identical in all respects.

                                  ARTICLE FIVE

       No security holder shall have the preemptive right to subscribe for or acquire shares or other securities of any kind of the Corporation, except to the extent such right is expressly granted in writing by the Corporation.

                                  ARTICLE SIX

       Cumulative voting by the shareholders of the Corporation at elections of directors is expressly prohibited.

                                 ARTICLE SEVEN

       The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, property actually received or such other consideration as may be authorized by law.

                                 ARTICLE EIGHT

       The initial board of directors consists of one (1) member who shall serve as director until the first annual meeting of shareholders or until his/her successor is elected and qualified, and whose name and address is:


                     Name                         Address
                     ----                         -------

              James F. Stuart              8572 Katy Freeway, Suite 101
                                           Houston, Texas  77024


       The number of directors constituting the board of directors (other than the initial board of directors) shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

                                  ARTICLE NINE

       A director of the Corporation shall not be liable to the Corporation or its security holders for monetary damages for any act or omission in the director's capacity as a director. This Article does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

       This Article is intended to limit the liability of a director of the Corporation to the fullest extent permitted by law. In the event that the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act is amended to authorize corporate action further limiting or eliminating liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by either of such Acts, as so amended, without any further action. The limitation of liability contained in this Article shall not be deemed exclusive of any rights or limitations of liability or indemnity to which a director may otherwise be entitled. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN

       The street address of the Corporation's initial registered office and the name of its initial registered agent at such address are:

                     Name                         Address
                     ----                         -------

              James F. Stuart              8572 Katy Freeway, Suite 101
                                           Houston, Texas  77024

                                 ARTICLE ELEVEN

       The name and address of the incorporator is:

                     Name                         Address
                     ----                         -------

              Paul Schweizer               Akin, Gump, Strauss, Hauer & Feld,
                                           L.L.P.
                                           1500 NationsBank Plaza
                                           300 Convent Street
                                           San Antonio, Texas  78205





                                           INCORPORATOR:




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